Exhibit 10.1

AMENDMENT

TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

The AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of December 24, 2008 by and between Genpact Limited, a Bermuda limited exempted company (the “Company”), and Pramod Bhasin (the “Executive”), is hereby amended as follows, effective January 1, 2009, in order to (i) bring the terms and provisions of the Agreement into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final Treasury Regulations thereunder and (ii) effect certain other changes to such agreement.

1. The last sentence of Section 8(b) of the Agreement is hereby amended to read as follows:

The amounts payable pursuant to this Section 8(b) (other than with respect to the payments under clause (C) which shall be paid, in a lump sum as soon as practicable following the Executive’s separation from service with the Company (as defined in Section 1.409A-1(h) of the 409A Regulations), the payments under clause (E) which are subject to Section 4(c)(i) and the payments under clause (F) which are subject to Section 4(c)(v)) shall be paid, in lump sum, as soon as practicable following such termination, but in no event later than 30 days after the date of such termination.

2. Section 8(d)(iii) of the Agreement is hereby amended in its entirety to read as follows:

In addition, the Company shall reimburse the Executive for the cost of acquiring health benefits for the Executive and his spouse and other eligible dependents at the same level of coverage and benefits as is provided to U.S.-based senior executives of the Company for the two-year period following the date of the Executive’s termination; provided, that the Company’s obligation to reimburse any such health benefits costs shall cease with respect to such health benefits at the time the Executive and his spouse and other eligible dependents become eligible for such health benefits from another employer. The Executive shall, within 30 days after each periodic payment for a reimbursable health benefit expense under this Section 8(d)(iii), submit appropriate evidence of such payment to the Company for reimbursement, and the Company shall pay such reimbursement on the 30th day following receipt of the submission. During the period such health benefit coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of the health care costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of such costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no costs shall be reimbursed after the close of the calendar year following the calendar year in which those costs were incurred; and (iii) the Executive’s right to the reimbursement of such costs cannot be liquidated or exchanged for any other benefit. In the event the reimbursement of health benefit costs results in the recognition of taxable income (whether for federal, state or local income tax purposes) by the Executive, then the Company shall make an additional payment (the “Health Benefit

Gross-Up Payment”) in a dollar amount to fully cover all taxes payable by the Executive on the income recognized with respect to the reimbursed health benefit costs, including taxes imposed upon the Health Benefit Gross-Up Payment. The Health Benefit Gross-Up Payment shall be paid to the Executive at the time the related taxes are remitted to the tax authorities. All other benefits, if any, due the Executive following a termination pursuant to Section 8(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company, The Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.

3. The following sentences are hereby added to the end of Section 10(d)(i) of the Agreement:

The key employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If the Executive is so identified on any such December 31, he shall have key employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.

4. There is hereby added to Section 10(d) of the Agreement a new subsection (iv) to read as follows:

(iv). To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provision shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.

5. Except as modified by this Amendment, all the terms and provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement on the respective date or dates indicated below.

GENPACT LIMITED

By:	/s/ Victor Guaglianone
Name:	Victor Guaglianone
Title:	SVP and General Counsel

DATED:	December 30, 2008

EXECUTIVE

By:	/s/ Pramod Bhasin
Pramod Bhasin

DATED:	December 30, 2008

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